EXHIBIT 99.1

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Stockholders

Adopt Merger Agreement

BALTIMORE, MD, October 29, 2007 – Williams Scotsman International, Inc. (NASDAQ: WLSC) announced that it held a special meeting of the stockholders of Williams Scotsman International, Inc. today and the stockholders voted to adopt the Agreement and Plan of Merger, dated as of July 18, 2007, by and among Ristretto Group S.a.r.l. (the parent company of Algeco), Ristretto Acquisition Corp., Ristretto Holdings SCA and Williams Scotsman International, Inc. Pursuant to the Agreement and Plan of Merger, Ristretto Acquisition Corp., a wholly owned subsidiary of Ristretto Group S.a.r.l., will be merged with and into Williams Scotsman International, Inc., with Williams Scotsman International, Inc. being the surviving corporation. Williams Scotsman International, Inc. expects to complete the merger on October 31, 2007.

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., through its subsidiaries, is a leading provider of mobile and modular space solutions for multiple industry sectors, including the construction, education, commercial, healthcare and government markets. The company serves over 30,000 customers, operating a fleet of over 121,000 modular space and storage units that are leased through a network of over 100 locations throughout North America and Spain. Williams Scotsman International, Inc. provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman International, Inc. also manages large modular building projects from concept to completion. Williams Scotsman International, Inc. is a publicly traded company (NASDAQ: WLSC) headquartered in Baltimore, Maryland with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company's web site at www.willscot.com, call (410) 931-6066, or email to michele.cunningham@willscot.com.

About Algeco

The Ristretto Group is the parent company of Algeco, which operates the largest fleet of rental accommodations and storage facilities in Europe with a total of approximately 175,000 units including portable restrooms. Algeco provides accommodation, storage and welfare units to meet a comprehensive range of requirements that can be tailored to suit individual customer needs, serving customers in construction, infrastructure, industry, services and administration.

Algeco operates in: Belgium, the Czech Republic, Estonia, Finland, France, Germany, Italy, Luxembourg, Netherlands, Poland, Portugal, Romania, Slovakia, Spain and the United Kingdom (under the brand name Elliott)

Cautionary Language Concerning Forward-Looking Statements

Statements herein regarding the proposed transaction between Ristretto Group S.a.r.l., Ristretto Acquisition Corp., Ristretto Holdings SCA and Williams Scotsman International, Inc., future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. Factors that could cause actual results or events to differ materially from those indicated by such forward looking statements are contained in the filings of Williams Scotsman International, Inc. with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2006, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed.